Exhibit 10.1

EXECUTION COPY

GUARANTEE AND COLLATERAL AGREEMENT

dated as of

October 12, 2007.

and

Amended and Restated as of December 17, 2010

among

CDW CORPORATION,

CDW LLC,

the Subsidiaries of CDW LLC

from time to time party hereto

and

MORGAN STANLEY & CO. INCORPORATED,

as Collateral Agent

-i-

Schedules

Schedule I	Subsidiary Guarantors
Schedule II	Equity Interests; Pledged Debt Securities
Schedule III	U.S. Copyrights Owned by Grantor; Patents Owned by Grantors; Trademarks/Trade Names Owned by Grantors
Schedule IV	UCC Filing Offices
Schedule V	UCC Information
Schedule VI	Locations of Collateral
Schedule VII	Deposit Accounts
Schedule VIII	Letter of Credit Rights and Chattel Paper

Exhibits

Exhibit A	Form of Supplement

-ii-

GUARANTEE AND COLLATERAL AGREEMENT dated as of October 12, 2007 and amended and restated as of December 17, 2010 (this “Agreement”), among CDW CORPORATION (formerly known as VH Holdings, Inc.), a Delaware corporation (“Holdings”), CDW LLC, an Illinois limited liability company (successor by merger to CDW Corporation, successor by merger to VH MergerSub, Inc.) (the “Borrower”), the subsidiaries of the Borrower from time to time party hereto and MORGAN STANLEY & CO. INCORPORATED (as successor to Lehman Commercial Paper Inc.), as collateral agent (in such capacity, the “Collateral Agent”).

PRELIMINARY STATEMENT

WHEREAS, Morgan Stanley Senior Funding, Inc. (as successor to Lehman Commercial Paper Inc.), as administrative agent (in such capacity, the “Administrative Agent”) and the Lenders have provided a loan facility to the Borrower pursuant to the Term Loan Agreement dated as of October 12, 2007, as amended and restated as of March 12, 2008, as amended by Amendment No. 1, dated as of November 4, 2009 and Amendment No. 2, dated as of December 2, 2010 (“Amendment No. 2”), and as otherwise modified and supplemented as in effect on the date hereof (the “Credit Agreement”), among the Borrower, Holdings, the Subsidiary Guarantors party thereto, the lenders from time to time party thereto (the “Lenders”), the Administrative Agent, the Collateral Agent, J.P. Morgan Securities Inc., as joint lead arranger and joint bookrunner, Morgan Stanley Senior Funding, Inc., as joint bookrunner and co-syndication agent, Deutsche Bank Securities Inc., as joint bookrunner and co-syndication agent and JPMorgan Chase Bank, N.A., as co-syndication agent;

WHEREAS, in connection with the Credit Agreement, the Borrower, Holdings the Subsidiary Guarantors party thereto and the Collateral Agent entered into the Guarantee and Collateral Agreement, dated as of October 12, 2007 (the “Original Guarantee and Collateral Agreement”);

WHEREAS, the Borrower, Holdings, the Subsidiary Guarantors party thereto, the Administrative Agent and the Required Lenders have agreed, pursuant to Amendment No. 2, among other things, to extend the Term Loan Maturity Date applicable to the Extended Term Loans under the Credit Agreement and to increase the interest rate margin payable on such Extended Term Loans;

WHEREAS, the Borrower, CDW Finance Corporation, a Delaware corporation (“CDW Finance” and, together with the Borrower, the “Issuers”), the guarantors party thereto and U.S. Bank National Association, as trustee (the “Note Trustee”) are party to an Indenture dated as of December 17, 2010 (as modified and supplemented and in effect from time to time, the “Senior Secured Note Indenture”) pursuant to which the Issuers have issued $500,000,000 of 8.0% Senior Secured Notes due 2018 (together with any Additional Notes and Exchange Notes, the “Senior Secured Notes” and, collectively with the Senior Secured Note Indenture and any other documents executed pursuant to the Senior Secured Note Indenture, the “Senior Secured Note Documents”);

WHEREAS, the Borrower, CDW Finance, Holdings, the Subsidiary Guarantors party thereto, the Note Trustee and the Collateral Agent are party to an intercreditor agreement, dated as of the date hereof (“Term/Note Intercreditor Agreement”), which governs the respective rights and remedies of the Secured Parties with respect to the Collateral subject to this Agreement;

WHEREAS, each Guarantor is an affiliate of the Borrower, will derive substantial benefits from the extension of the Term Loan Maturity Date applicable to the Extended Term Loans under the Credit Agreement and the issuance of the Senior Secured Notes and is willing to amend and restate the Original Guarantee and Collateral Agreement by entering into this Agreement in order to induce the Lenders to extend the Term Loan Maturity Date applicable to the Extended Term Loans under the Credit Agreement and to induce the initial purchasers of the Senior Secured Notes to purchase the Senior Secured Notes; and

WHEREAS, the extension of the Term Loan Maturity Date applicable to the Extended Term Loans and the purchase of the Senior Secured Notes are each conditioned upon, among other things, the execution and delivery of this Agreement by the Borrower and each Guarantor.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, parties hereto agrees that on the Amendment No. 2 Closing Date the Original Guarantee and Collateral Agreement shall be amended and restated to read as follows:

ARTICLE I

Definitions

SECTION 1.01. Credit Agreement.

(a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings set forth in the Credit Agreement as in effect on the date hereof. All capitalized terms defined in the New York UCC (as such term is defined herein) and not defined in this Agreement have the meanings specified therein. All references to the Uniform Commercial Code shall mean the New York UCC unless the context requires otherwise.

(b) The rules of construction specified in Section 1.02 of the Credit Agreement also apply to this Agreement.

(c) As used herein, “date of this Agreement” and “date hereof” shall mean October 12, 2007.

SECTION 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.

“Additional Notes” shall have the meaning assigned to such term in the Senior Secured Note Indenture.

“Administrative Agent” shall have the meaning assigned to such term in the preliminary statement.

“After-Acquired Intellectual Property” shall have the meaning assigned to such term in Section 3.06(d).

“Agreement” shall have the meaning assigned to such term in the preamble.

“Amendment No. 2” shall have the meaning assigned to such term in the preliminary statement.

“Bankruptcy Default” shall mean an Event of Default of the type described in (i) Sections 7.01(g) and (h) of the Credit Agreement, (ii) Section 6.01(7) of the Senior Secured Note Indenture and (iii) any comparable provision of any Other Pari Passu Lien Obligations Agreement.

“Borrower” shall have the meaning assigned to such term in the preamble.

“Claiming Guarantor” shall have the meaning assigned to such term in Section 5.02.

“Collateral” shall have the meaning assigned to such term in Section 3.01.

“Collateral Access Agreement” means any landlord waiver or other agreement, in form and substance reasonably satisfactory to the Collateral Agent, between the Collateral Agent and any third party (including any bailee, consignee, customs broker or other similar Person) in possession of any Collateral or any landlord of any Grantor for any real property where any Collateral is located, as such landlord waiver or other agreement may be amended, restated or otherwise modified from time to time.

“Collateral Agent” shall have the meaning assigned to such term in the preamble.

“Contributing Guarantor” shall have the meaning assigned to such term in Section 5.02.

“Copyright License” shall mean any written agreement, now or hereafter in effect, granting any right to any third person (other than an agreement with any Person who is an affiliate or a subsidiary of any Grantor) under any Copyright now or hereafter owned by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any copyright now or hereafter owned by any third party, and all rights of such Grantor under any such agreement.

“Copyrights” shall mean all of the following now owned or hereafter acquired by any Grantor: (a) all copyright rights in any work subject to the copyright laws of the United States, whether as author, assignee, transferee or otherwise, (b) all registrations and applications for registration of any such copyright in the United States, including registrations, recordings, supplemental registrations, renewals, extensions and pending applications for registration in the United States Copyright Office (or any successor office), including those copyrights listed on Schedule III, and (c) all causes of action arising prior to, on or after the date hereof for infringement of any Copyright or unfair competition regarding the same and all other rights whatsoever accruing thereunder or pertaining thereto.

“Credit Agreement” shall have the meaning assigned to such term in the preliminary statement.

“Default” shall have the meaning assigned to such term in (i) the Credit Agreement, (ii) the Senior Secured Note Indenture and (iii) if applicable, each Other Pari Passu Lien Obligations Agreement.

“Deposit Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Collateral Agent, among any Grantor, a banking institution holding such Grantor’s funds, and the Collateral Agent with respect to collection and control of all deposits and balances held in a deposit account maintained by any Grantor with such banking institution.

“Domain Names” shall mean all Internet domain names and associated URL addresses in or to which any Grantor now owns or hereafter acquires.

“Event of Default” shall have the meaning assigned to such term in (i) the Credit Agreement, (ii) the Senior Secured Note Indenture and (iii) if applicable, each Other Pari Passu Lien Obligations Agreement.

“Exchange Notes” shall have the meaning assigned to such term in the Senior Secured Note Indenture.

“Excluded Collateral” shall mean:

(a) all vehicles the perfection of a security interest in which is excluded from the New York UCC in the relevant jurisdiction;

(b) any General Intangible or other rights arising under contracts, Instruments, licenses, license agreements (including Licenses) or other documents, to the extent (and only to the extent) that the grant of a security interest would (i) constitute a violation of a restriction in favor of a third party on such grant, unless and until any required consents shall have been obtained, (ii) give any other party the right to terminate its obligations thereunder or (iii) violate any law, provided, however, that (1) any portion of any such General Intangible or other right shall cease to constitute Excluded Collateral pursuant to this clause (b) at the time and to the extent that the grant of a security interest therein does not result in any of the consequences specified above and (2) the limitation set forth in this clause (b) above shall not affect, limit, restrict or impair the grant by a Grantor of a security interest pursuant to this Agreement in any such General Intangible or other right, to the extent that an otherwise applicable prohibition or restriction on such grant is rendered ineffective by any applicable law, including the New York UCC;

(c) [Intentionally Omitted];

(d) Investment Property consisting of voting Equity Interests of any Foreign Subsidiary in excess of 65% of the Equity Interests representing the total combined voting power of all classes of Equity Interests of such Foreign Subsidiary entitled to vote;

(e) as to which the Collateral Agent and the Borrower reasonably determine that the costs of obtaining a security interest in any specifically identified assets or category of assets (or perfecting the same) are excessive in relation to the benefit to the Secured Parties of the security afforded thereby;

(f) Equipment owned by any Grantor on the date hereof or hereafter acquired that is subject to a Lien securing a purchase money obligation or Capitalized Lease Obligation permitted to be incurred pursuant to the Credit Agreement, the Senior Secured Note Indenture and each Other Pari Passu Lien Obligations Agreement, for so long as the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money obligation or Capitalized Lease Obligation) validly prohibits the creation of any other Lien on such Equipment;

(g) any interest in joint ventures and non-wholly owned subsidiaries which cannot be pledged without the consent of one or more third parties;

(h) applications filed in the United States Patent and Trademark Office to register trademarks or service marks on the basis of any Grantor’s “intent to use” such trademarks or service marks unless and until the filing of a “Statement of Use” or “Amendment to Allege Use” has been filed and accepted, whereupon such applications shall be automatically subject to the Lien granted herein and deemed included in the Collateral;

(i) all assets subject to a certificate of title statute, Farm Products and As-Extracted Collateral;

(j) any property to the extent that such grant of a security interest is prohibited by any Requirements of Law of a Governmental Authority, requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Investment Property or any Pledged Security, any applicable shareholder or similar agreement, except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law, including the New York UCC;

(k) [Intentionally Omitted];

(l) any assets to the extent a security interest in such assets would result in adverse tax consequences as reasonably determined by the Borrower;

(m) Equity Interests in Unrestricted Subsidiaries, Immaterial Subsidiaries and captive insurance companies; and

(n) any direct Proceeds, substitutions or replacements of any of the foregoing, but only to the extent such Proceeds, substitutions or replacements would otherwise constitute Excluded Collateral.

Furthermore, no term used in the definition of Collateral (or any component definition thereof) shall be deemed to include any Excluded Collateral.

“Excluded Deposit Accounts” means, collectively, (i) payroll and payroll taxes accounts, workers’ compensation accounts and other employee wage and benefit payment accounts and petty cash accounts, (ii) trust accounts and (iii) deposit accounts other than Collection Accounts and Collateral Deposit Accounts (as each such term is defined in the Revolving Credit Agreement), so long as the aggregate amount on deposit in all such deposit accounts does not exceed $2,500,000 in the aggregate at any time.

“Excluded Note Collateral” shall have the meaning assigned to such term in Section 3.01(b).

“Federal Securities Laws” shall have the meaning assigned to such term in Section 4.05.

“Fraudulent Conveyance” shall have the meaning assigned to such term in Section 2.01.

“Grantors” shall mean the Borrower and the Guarantors.

“Guarantors” shall mean Holdings and the Subsidiary Guarantors.

“Holdings” shall have the meaning assigned to such term in the preamble.

“Intellectual Property” shall mean all intellectual and similar property of any Grantor of every kind and nature now owned or hereafter acquired by such Grantor, including all of the following that are owned or hereafter acquired by such Grantor (i) Patents, Copyrights, Licenses and Trademarks, (ii) all inventions, processes, production methods, trade secrets, confidential or proprietary technical and business information, know how and databases and all other proprietary information, (iii) Domain Names, (iv) all improvements with respect to any of the foregoing, and (v) all causes of action, claims, and warranties now or hereafter owned or a acquired by any Grantor with respect of any of the foregoing.

“Investment Property” shall mean (a) all “investment property” as such term is defined in the New York UCC (other than Excluded Collateral) and (b) whether or not constituting “investment property” as so defined, all Pledged Debt Securities and Pledged Stock.

“Issuers” shall have the meaning assigned to such term in the preamble.

“License” shall mean any Patent License, Trademark License, Copyright License or other license or sublicense agreement relating to Intellectual Property to which any Grantor is a party.

“Loan Documents” shall have the meaning assigned to such term in the Credit Agreement.

“Loan Obligations” shall mean the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Borrower or any other Loan Party to the Administrative Agent, the Collateral Agent or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, any other Loan Document and whether on account of principal, interest, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent, the Collateral Agent or any Lender that are required to be paid pursuant to the Credit Agreement or any other Loan Document and including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to a Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) or otherwise.

“Loan Secured Parties” shall mean (a) the Lenders, (b) the Administrative Agent, (c) the Collateral Agent, (d) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (e) the permitted successors and assigns of each of the foregoing.

“Loans” shall mean all Term Loans under, and as defined in, the Credit Agreement.

“Merger Sub” shall mean VH Mergersub, Inc.

“New York UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

“Note Trustee” shall have the meaning assigned to such term in the preliminary statement.

“Note Obligations” shall mean the principal of and interest on the Senior Secured Notes and all other amounts from time to time owing by the Issuers or any other Grantor to the Note Trustee or to any Senior Secured Note Holder whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Senior Secured Note Indenture, any other Senior Secured Note Document and whether on account of principal, interest, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Note Trustee or any Senior Secured Note Holder that are required to be paid pursuant to the Senior Secured Note Indenture or any other Senior Secured Note Document and including interest accruing after the maturity of the Senior Secured Notes and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to a Grantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) or otherwise.

“Note Secured Parties” shall mean (a) the Note Trustee, (b) the Senior Secured Note Holders, (c) any Other Pari Passu Obligations Agent, holders of Other Pari Passu Obligations, (e) the beneficiaries of each indemnification obligation undertaken by any Grantor under any Senior Secured Note Document or Other Pari Passu Lien Obligations Agreement, and (f) the permitted successors and assigns of each of the foregoing.

“Obligations” shall mean the Loan Obligations, the Note Obligations and the Other Pari Passu Lien Obligations.

“Original Guarantee and Collateral Agreement” shall have the meaning assigned to such term in the preliminary statement.

“Other Pari Passu Lien Obligations” means indebtedness or other obligations of Issuers or the Guarantors issued following the date of this Agreement to the extent (a) such indebtedness is not prohibited by the terms of the Loan Documents, the Senior Secured Note Documents and each then extant Other Pari Passu Lien Obligations Agreement from being secured by Liens on the Collateral ranking pari passu with the Liens securing the Obligations, (b) the Grantors have granted Liens, consistent with clause (a), on the Collateral to secure the obligations in respect of such indebtedness, (c) such indebtedness or other obligations constitute “Other Pari Passu Lien Obligations” as defined in the Senior Secured Note Indenture on the date hereof, and (d) the Other Pari Passu Lien Obligations Agent, for the holders of such indebtedness has entered into a joinder agreement hereto on behalf of the holders under such agreement acknowledging that such holders shall be bound by the terms hereof applicable to Note Secured Parties.

“Other Pari Passu Lien Obligations Agent” means the Person appointed to act as trustee, agent or representative for the holders of Other Pari Passu Lien Obligations pursuant to any Other Pari Passu Lien Obligations Agreement.

“Other Pari Passu Lien Obligations Agreement” means any indenture, credit agreement or other agreement under which any Other Pari Passu Lien Obligations are incurred.

“Patent License” shall mean any written agreement, now or hereafter in effect, granting to any third person (other than an agreement with any Person who is an affiliate or a subsidiary of any Grantor) any right to make, use or sell any invention on which a Patent, now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a patent, now or hereafter owned by any third person, is in existence, and all rights of any Grantor under any such agreement.

“Patents” shall mean all of the following now owned or hereafter acquired by any Grantor: (a) all letters patent of the United States, all registrations and recordings thereof, and all applications for letters patent of the United States, including registrations, recordings and pending applications in the United States Patent and Trademark Office (or any successor), including those listed on Schedule III, (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein and (c) all income, royalties, damages and payments now or hereafter due and/or payable with respect thereto, all damages and payments for past or present future infringements thereof and rights to sue therefor, and all rights corresponding thereto throughout the world.

“Permitted Liens” shall have the meaning assigned to such term in the Credit Agreement to the extent such Permitted Liens are not prohibited to be incurred pursuant to the Senior Secured Note Indenture or any Other Pari Passu Lien Obligations Agreement.

“Pledged Collateral” shall mean (a) the Pledged Stock, (b) the Pledged Debt Securities, (c) subject to Section 3.05, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (a) and (b) above, (d) subject to Section 3.05, all rights of such Grantor with respect to the securities and other property referred to in clauses (a), (b) and (c) above and (e) all Proceeds of any of the foregoing.

“Pledged Debt Securities” shall mean (a) the debt securities and promissory notes held by any Grantor on the date hereof (including all such debt securities and promissory notes listed opposite the name of such Grantor on Schedule II), (b) any debt securities or promissory notes in the future issued to such Grantor and (c) any other instruments evidencing the debt securities described above, if any.

“Pledged Securities” shall mean any promissory notes, stock certificates or other securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Pledged Stock” shall mean (a) (i) the Equity Interests owned by any Grantor on the date hereof (including all such Equity Interests listed on Schedule II) and (ii) thereafter, any other Equity Interest obtained in the future by such Grantor, in the case of each of clauses (i) and (ii), to the extent that the same do not constitute Excluded Collateral and (b) the certificates, if any, representing all such Equity Interests.

“Pricing Certificate” shall mean a certificate delivered pursuant to Section 5.04(c) of the Credit Agreement.

“Receivables” means the Accounts, Chattel Paper, Documents, Investment Property, Instruments and any other rights or claims to receive money which are General Intangibles or which are otherwise included as Collateral.

“SEC” shall mean the United States Securities and Exchange Commission and any successor thereto.

“Secured Parties” shall mean the Loan Secured Parties and the Note Secured Parties.

“Security Interest” shall mean the pledge and security interest confirmed and granted pursuant to Section 3.01.

“Senior Secured Note Holders” means Holders (as such term is defined in the Senior Secured Note Indenture).

“Senior Secured Notes” shall have the meaning assigned to such term in the preliminary statement.

“Senior Secured Note Documents” shall have the meaning assigned to such term in the preliminary statement.

“Senior Secured Note Indenture” shall have the meaning assigned to such term in the preliminary statement.

“Subsidiary Guarantor” shall mean any of the following: (a) the Subsidiaries identified on Schedule I hereto as Subsidiary Guarantors and (b) each other subsidiary that becomes a party to this Agreement as a Subsidiary Guarantor after the Closing Date, excluding (i) any Excluded Subsidiary and (ii) any Foreign Subsidiary.

“Termination Date” shall mean the date upon which all of the Loans, Senior Secured Notes, together with all interest, fees and other non-contingent Obligations shall have been paid in full in cash.

“Trademark License” shall mean any written agreement, now or hereafter in effect, granting to any third person (other than an agreement with any Person who is an affiliate or a subsidiary of any Grantor) any right to use any trademark now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any trademark now or hereafter owned by any third person, and all rights of any Grantor under any such agreement.

“Trademarks” shall mean all of the following now owned or hereafter acquired by any Grantor: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office (or any successor office), and all extensions or renewals thereof, including those registrations and applications listed on Schedule III, (b) all goodwill associated therewith or symbolized thereby, (c) all other assets, rights and interests that uniquely reflect or embody such goodwill and (d) all causes of action arising prior to or after the date hereof for infringement of any trademark or unfair competition regarding the same.

“Transaction Documents” shall mean the Credit Agreement, the other Loan Documents, the Senior Secured Note Indenture and the other Senior Secured Note Documents.

ARTICLE II

Guarantee

SECTION 2.01. Guarantee. Each Guarantor confirms its guarantee under Article II of the Original Guarantee and Collateral Agreement and absolutely, irrevocably and unconditionally guarantees to the Loan Secured Parties, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Loan Obligations. Each Guarantor further agrees that the Loan Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Loan Obligation. Each Guarantor waives (to the extent permitted by applicable law) presentment to, demand of payment from and protest to the Borrower or any other Grantor of any Loan Obligation, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. Each Guarantor hereby further jointly and severally agrees that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Loan Obligations, such Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Loan Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision of this Agreement to the contrary, it is intended that this Agreement, and any Liens granted hereunder by each Guarantor to secure the obligations and liabilities arising pursuant to this Agreement, not constitute a “Fraudulent Conveyance” (as defined below). Consequently, each Guarantor agrees that if this Agreement, or any Liens securing the obligations and liabilities arising pursuant to this Agreement, would, but for the application of this sentence and taking into account the provisions of Section 5.02, constitute a Fraudulent Conveyance, this Agreement and each such Lien shall be valid and enforceable only to the maximum extent that would not cause this Agreement or such Lien to constitute a Fraudulent Conveyance, and this Agreement shall automatically be deemed to have been amended accordingly at all relevant times. For purposes hereof, “Fraudulent Conveyance” means a fraudulent conveyance or fraudulent transfer under Section 548 of the Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the provisions of any applicable fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.

SECTION 2.02. Guarantee of Payment. Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due and payable and not of collection, and waives any right (except such as shall be required by applicable law and cannot be waived) to require that any resort be had by the Collateral Agent or any other Loan Secured Party to any security held for the payment of the Loan Obligations or to any balance of any Deposit Account or credit on the books of the Collateral Agent or any other Secured Party in favor of the Borrower or any other person.

SECTION 2.03. No Limitations, Etc.

(a) Except for termination of a Guarantor’s obligations hereunder as expressly provided in Section 7.14, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Loan Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Collateral Agent or any other Loan Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document (other than pursuant to the terms of a waiver, amendment, modification or release of this Agreement in accordance with the terms hereof) or any other agreement, including with respect to the release of any other Guarantor under this Agreement and so long as any such amendment, modification or waiver of any Loan Document is made in accordance with Section 9.08 of the Credit Agreement, (iii) the release of, or any impairment of or failure to perfect any Lien on or security interest in, any security held by the Collateral Agent or any other Loan Secured Party for the Loan Obligations, (iv) any default, failure or delay, willful or otherwise, in the performance of the Loan Obligations, or (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the occurrence of the Termination Date). Each Guarantor expressly authorizes the Collateral Agent, in accordance with the Credit Agreement and applicable law, to take and hold security for the payment and performance of the Loan Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in its sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Loan Obligations, all without affecting the obligations of any Guarantor hereunder.

(b) To the fullest extent permitted by applicable law, each Guarantor waives any defense (other than payment or performance of the Loan Obligations (other than contingent obligations), in full) based on or arising out of any defense of the Borrower or any other Grantor or the unenforceability of the Loan Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Grantor, other than the occurrence of the Termination Date. The Collateral Agent and the other Loan Secured Parties may, in accordance with the Credit Agreement and applicable law, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Loan Obligations, make any other accommodation with the Borrower or any other Grantor or exercise any other right or remedy available to them against the Borrower or any other Grantor, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Termination Date has occurred. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Grantor, as the case may be, or any security.

SECTION 2.04. Reinstatement. Each Guarantor agrees that its guarantee hereunder shall continue to be effective or shall be automatically reinstated, as the case may be, if at any time and for any reason payment, or any part thereof, of any Loan Obligation is rescinded or must otherwise be restored by the Collateral Agent or any other Loan Secured Party whether upon the bankruptcy or reorganization of the Borrower, any other Grantor, or otherwise, notwithstanding the occurrence of the Termination Date.

SECTION 2.05. Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Collateral Agent or any other Loan Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Grantor to pay any Loan Obligation when and as the same shall become due and payable, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby jointly and severally promises to and will promptly pay, or cause to be paid, to the Collateral Agent for distribution to the Loan Secured Parties in cash the amount of such unpaid Loan Obligation (other than payment of any contingent obligations). Upon payment by any Guarantor of any sums to the Collateral Agent as provided above, all rights of such Guarantor against the Borrower or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article V.

SECTION 2.06. Information. Each Guarantor assumes all responsibility for being and keeping itself reasonably informed of the Borrower’s and each other Grantor’s financial condition and assets and of all other circumstances bearing upon the risk of nonpayment of the Loan Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither the Collateral Agent nor any other Loan Secured Party will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 2.07. Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Section 2 constitutes an instrument for the payment of money, and consents and agrees that any Loan Secured Party, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring motion-action under New York CPLR Section 3213.

ARTICLE III

Security Interests in Personal Property

SECTION 3.01. Security Interest.

(a) As security for the payment or performance, as the case may be, in full when due (whether at stated maturity, by acceleration or otherwise) of the Loan Obligations (other than contingent obligations), each Grantor hereby confirms the pledge and grant to the Collateral Agent, its successors and permitted assigns of the security interest of the Original Guarantee and Collateral Agreement, for the ratable benefit of the Loan Secured Parties, and as security for the payment or performance, as the case may be, in full when due (whether at stated maturity, by acceleration or otherwise) of the Obligations (other than contingent obligations), each Grantor hereby pledges and grants to the Collateral Agent, its successors and permitted assigns, for the ratable benefit of the Secured Parties, a security interest in all right, title or interest in or to any and all of the following assets and properties in each case whether tangible or intangible, wherever located, and now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (but excluding any Excluded Collateral, collectively, the “Collateral”):

(i) all Accounts;

(ii) the Cash Collateral Account (as defined in the Revolving Credit Agreement) and all cash, securities, Instruments and other property deposited or required to be deposited therein;

(iii) all Chattel Paper;

(iv) all Documents;

(v) all Equipment;

(vi) all General Intangibles;

(vii) all Goods;

(viii) all Instruments, including all Pledged Securities;

(ix) all Inventory or documents of title, customs receipts, insurance certificates, shipping documents and other written materials related to the purchase or import of any Inventory;

(x) all Investment Property;

(xi) all Intellectual Property;

(xii) all Pledged Collateral;

(xiii) all Records and all books and records pertaining to the Collateral;

(xiv) all letters of credit under which such Grantor is the beneficiary and Letter of Credit Rights;

(xv) all Supporting Obligations;

(xvi) all cash and cash equivalents;

(xvii) all Deposit Accounts and Securities Accounts, including all cash, marketable securities, securities entitlements, financial assets and other funds held in or on deposit in any of the foregoing;

(xviii) all other personal property whatsoever of such Grantor; and

(xix) to the extent not otherwise included, all Proceeds, all accessions to and substitutions and replacements for and products of any and all of the foregoing and all offsprings, rents profits and products of any of the foregoing and all collateral security and guarantees given by any person with respect to any of the foregoing.

(b) Notwithstanding anything to the contrary in this Agreement or any other Senior Secured Note Document, the Equity Interests and other securities of any direct or indirect subsidiary of Holdings that are owned by any Grantor will constitute Collateral securing Note Obligations for the benefit of Senior Secured Note Holders only to the extent that such Equity Interests and other securities can secure the Senior Secured Notes and/or the guarantees in respect thereof without Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act (or any other law, rule or regulation) requiring separate financial statements of such subsidiary to be filed with the SEC (or any other governmental agency). In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any subsidiary of Holdings due to the fact that such subsidiary’s Equity Interests and other securities secure the Senior Secured Notes and/or the related guarantees, then the Equity Interests and other securities of such subsidiary shall automatically be deemed not to be part of the Collateral securing the Note Obligations in favor of the Note Secured Parties (but only to the extent necessary to not be subject to such requirement) (any such Equity Interests or other securities, “Excluded Note Collateral”). In such event, the Security Documents may be amended or modified, without the consent of the Note Trustee, the Collateral Agent, any Senior Secured Note Holder or any holder of Other Pari Passu Lien Obligations, to the extent necessary to release the first-priority security interests in the shares of Equity Interests and other securities that are so deemed to no longer constitute part of the Collateral securing the Note Obligations in favor of the Note Secured Parties. For the avoidance of doubt, any such Equity Interests shall remain Collateral securing the Loan Obligations for the benefit of the Loan Secured Parties in accordance with the terms of the Credit Agreement and this Agreement.

In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such subsidiary’s Equity Interests and other securities to secure the Senior Secured Notes and/or the related guarantees in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such subsidiary, then the Equity Interests and other securities of such subsidiary shall automatically be deemed to be a part of the Collateral securing the Note Obligations in favor of the Note Secured Parties (but only to the extent necessary to not be subject to any such financial statement requirement). In such event, the Security Documents may be amended or modified, without the consent of the Note Trustee, the Collateral Agent, any Senior Secured Note Holder or any holder of Other Pari Passu Lien Obligations, to the extent necessary to subject to the Liens under the Security Documents such additional Equity Interests and other securities.

This Section 3.01(b) shall apply mutatis mutandis to Other Pari Passu Lien Obligations.

(c) Each Grantor hereby authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings) with respect to the Collateral or any part thereof and amendments thereto that (i) indicate the Collateral as “all assets” of such Grantor or words of similar effect, and (ii) contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including (x) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor and (y) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Collateral relates. Each Grantor agrees to provide such information to the Collateral Agent promptly upon written request. The Collateral Agent agrees, upon request by the Borrower and at the Borrower’s expense, to promptly furnish copies of such filings to the Borrower.

(d) The Collateral Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office) such documents as may be necessary for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Collateral Agent as secured party. The Collateral Agent agrees, upon request by the Borrower and at the Borrower’s expense, to promptly furnish copies of such filings to the Borrower.

(e) The Security Interest is granted as security only and, except as otherwise required by applicable law, shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral. Nothing contained in this Agreement shall be construed to make the Collateral Agent or any other Secured Party liable as a member of any limited liability company or as a partner of any partnership, neither the Collateral Agent nor any other Secured Party by virtue of this Agreement or otherwise (except as referred to in the following sentence) shall have any of the duties, obligations or liabilities of a member of any limited liability company or as a partner in any partnership. The parties hereto expressly agree that, unless the Collateral Agent shall become the owner of Pledged Collateral consisting of a limited liability company interest or a partnership interest pursuant hereto, this Agreement shall not be construed as creating a partnership or joint venture among the Collateral Agent, any other Secured Party, any Grantor and/or any other Person.

SECTION 3.02. Representations and Warranties. Each Grantor represents and warrants to the Collateral Agent and the Secured Parties that:

(a) In executing and delivering this Agreement, each Grantor has (i) adequate means to obtain from the Issuers on a continuing basis information concerning the Issuers; (ii) full and complete access to the Transaction Documents and any other documents executed in connection with the Transaction Documents; and (iii) not relied and will not rely upon any representations or warranties of any Secured Party not embodied herein or any acts heretofore or hereafter taken by any Secured Party (including but not limited to any review by any Secured Party of the affairs of the Borrower).

(b) Each Grantor has sole beneficial ownership of the Collateral (other than with respect to Intellectual Property Licenses) and good and valid rights in and title to the Collateral with respect to which it has purported to grant a Security Interest hereunder, has full power and authority to grant to the Collateral Agent (for the ratable benefit of the Secured Parties to the extent herein provided), the Security Interest in such Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, and no Lien exists upon the Collateral (and no right or option to acquire the same exists in favor of any other Person) other than (i) the security interest created or provided for herein, which security interest constitutes a valid first and prior perfected Lien on the Collateral and (ii) Liens expressly permitted by the Credit Agreement and the Senior Secured Note Indenture.

(c)(i) Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations containing a description of the Collateral have been prepared by the Collateral Agent based upon the information provided to the Collateral Agent and the Secured Parties by the Grantors for filing in each governmental, municipal or other office specified on Schedule IV hereof (or specified by notice from the Borrower to the Collateral Agent after the date hereof in the case of filings, recordings or registrations required by Section 5.09 of the Credit Agreement or after the Amendment No. 2 Closing Date in the case of filings, recordings or registrations required by any comparable provision of the Senior Secured Note Indenture or any Other Pari Passu Lien Obligations Agreement), which are all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in the Collateral consisting of United States Patents, Trademarks and Copyrights) that are necessary as of the date hereof (or after the date hereof, in the case of filings, recordings or registrations required by Section 5.09 of the Credit Agreement or after the Amendment No. 2 Closing Date in the case of filings, recordings or registrations required by any comparable provision of the Senior Secured Note Indenture or any Other Pari Passu Lien Obligations Agreement) to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the ratable benefit of the Secured Parties to the extent provided herein) in respect of all Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements. (ii) Notwithstanding the foregoing, each Grantor represents and warrants that a fully executed agreement in the form hereof or, alternatively, each applicable short form security agreement in the form attached to the Credit Agreement as Exhibits F-1, F-2 and F-3, and containing a description of all Collateral consisting of Intellectual Property that is material to the conduct of such Grantor’s business with respect to United States Patents and United States federally registered Trademarks (and Trademarks for which United States federal registration applications are pending) and United States federally registered Copyrights has been or will be delivered to the Collateral Agent for recording by the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable to protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent) in respect of all such Collateral in which a security interest may be perfected by filing, recording or registration in the United States, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than filings described in Section 3.02(c)(i), and other than such actions as are necessary to perfect the Security Interest with respect to any Collateral consisting of United States Patents, United States federally registered Trademarks and United States federally registered Copyrights (and applications therefor) that are material to the conduct of such Grantor’s business and that are acquired or developed after the date hereof).

(d) The Security Interest constitutes (i) a legal and valid security interest in (x) all Collateral securing the payment and performance of the Loan Obligations and (y) all Collateral other than the Excluded Note Collateral securing the payment and performance of the Note Obligations, (ii) subject to the filings described in Section 3.02(c), a perfected security interest in all Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any state thereof) pursuant to the Uniform Commercial Code and (iii) subject to the filings described in Section 3.02(c), a security interest that shall be perfected in all Collateral in which a security interest may be perfected upon the receipt and recording of this Agreement (or the applicable short form security agreement) with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, within the 3-month period (commencing as of the date hereof) pursuant to 35 U.S.C. § 261 or 15 U.S.C. § 1060 or the 1-month period (commencing as of the date hereof) pursuant to 17 U.S.C. § 205. The Security Interest is and shall be prior to any other Lien on any of the Collateral, other than Permitted Liens.

(e) Schedule II correctly sets forth as of the Amendment No. 2 Closing Date the percentage of the issued and outstanding shares or units of each class of the Equity Interests of the issuer thereof represented by the Pledged Stock and includes all Equity Interests, debt securities and promissory notes required to be pledged hereunder.

(f) The Pledged Stock and Pledged Debt Securities have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Stock issued by a corporation, are fully paid and nonassessable and (ii) in the case of Pledged Debt Securities, are legal, valid and binding obligations of the issuers thereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other loss affecting creditors’ rights generally and general principles of equity or at law.

(g) Schedule V correctly sets forth as of the Amendment No. 2 Closing Date (i) the exact legal name of each Grantor, as such name appears in its respective certificate or articles of incorporation or formation, (ii) the jurisdiction of organization of each Grantor, (iii) the mailing address of each Grantor, (iv) the organizational identification number, if any, issued by the jurisdiction of organization of each Grantor, (v) the identity or type of organization of each Grantor and (vi) the Federal Taxpayer Identification Number, if any, of each Grantor. The Borrower agrees to update the information required pursuant to the preceding sentence as provided in Section 5.06 of the Credit Agreement and any comparable provision of the Senior Secured Note Indenture or any Other Pari Passu Lien Obligations Agreement.

(h) No Grantor has (a) within the period of four months prior to the Amendment No. 2 Closing Date, changed its location (as defined in Section 9-307 of the New York UCC), (b) except as specified in Schedule V, heretofore changed its name, or (c) become a “new debtor” (as defined in Section 9-102(a)(56) of the New York UCC) with respect to a currently effective security agreement previously entered into by any other Person.

(i) Notwithstanding the foregoing or anything else in this Agreement to the contrary, no representation, warranty or covenant is made with respect to the creation or perfection of a security interest in (i) Collateral consisting of Intellectual Property that is not material to the conduct of the Grantor’s business, and (ii) Collateral to the extent such creation or perfection would require (A) any filing other than a filing in the United States or America, any state thereof and the District of Columbia or (B) other action under the laws of any jurisdiction other than the United States of America, any state thereof and the District of Columbia.

(j) Each Grantor represents and warrants that the Trademarks, Patents and Copyrights listed on Schedule III include all United States federal registrations and pending applications for Trademarks, Patents and Copyrights, all as in effect as of the Amendment No. 2 Closing Date, that such Grantor owns and that are material to the conduct of its business as of the Amendment No. 2 Closing Date.

(k) As of the Amendment No. 2 Closing Date, all of Grantors’ locations where Collateral constituting Inventory is located (other than (i) Collateral in transit or out for repair or maintenance or (ii) locations where the value of Inventory located at any such location does not exceed $2,000,000 and the aggregate value of Inventory located at all such locations does not exceed $10,000,000) are listed on Schedule VI. All of said locations are owned by the Grantors except for locations (i) which are leased by the Grantors as lessees and designated in Part B(ii) of Schedule VI and (ii) at which Inventory is held in a public warehouse or is otherwise held by a bailee or on consignment as designated in Part B(iii) of Schedule VI.

(l) All of such Grantor’s Deposit Accounts are listed on Schedule VII.

(m) Schedule VIII lists all Letter-of-Credit Rights and Chattel Paper of such Grantor having an individual fair market value in excess of $250,000.

(n) With respect to Accounts and Chattel Paper, the information with respect to the Accounts and Chattel Paper (including without limitation the names of obligors, amounts owing and due dates) is and will be correctly stated in all material respects in all records of the Grantors relating thereto and in all invoices with respect thereto furnished to the Collateral Agent by the Grantors from time to time.

SECTION 3.03. Covenants.

(a) Subject to Section 3.02(i), each Grantor shall, at its own expense, take all commercially reasonable actions necessary to defend title to the Collateral against all persons and to defend the Security Interest of the Collateral Agent in the Collateral and the priority thereof against any Lien which does not constitute a Permitted Lien.

(b) Subject to Section 3.02(i), each Grantor agrees, upon written request by the Collateral Agent and at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably deem necessary to obtain, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and Taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing or continuation statements (including fixture filings) or other documents in connection herewith or therewith.

(c) At its option, but only following 5 Business Days’ written notice to each Grantor of its intent to do so unless an Event of Default shall have occurred and be continuing, the Collateral Agent may discharge past due Taxes, assessments, charges, fees or Liens at any time levied or placed on the Collateral which do not constitute a Permitted Lien, and may pay for the maintenance and preservation of the Collateral to the extent any Grantor fails to do so as required by the Credit Agreement and the Senior Secured Note Indenture, and each Grantor agrees to reimburse the Collateral Agent within 30 days after written demand for any reasonable out-of-pocket payment made or any reasonable out-of-pocket expense incurred by the Collateral Agent pursuant to the foregoing authorization; provided, however, that nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to Taxes, assessments, charges, fees or Liens and maintenance as set forth herein or in the other Transaction Documents.

(d) Each Grantor shall remain liable to observe and perform all conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Collateral, all in accordance with the terms and conditions thereof.

(e) In the case of each Grantor, such Grantor shall, promptly upon obtaining knowledge thereof, give notice to the Collateral Agent of any Commercial Tort Claim of such Grantor in which the damages being sought exceeds $1,000,000 and shall grant to the Collateral Agent, for the ratable benefit of the Secured Parties, a first priority security interest in such Commercial Tort Claim. After such grant, such commercial tort claim shall be deemed to constitute Collateral for purposes of this Agreement.

(f) Subject to the following sentence, the Grantors will not (i) maintain any Inventory (other than such Collateral in transit) at any location other than those locations listed on Schedule VI (except for locations where the fair market value of Inventory at any such location does not exceed $2,000,000 and the aggregate fair market value of Inventory at all such locations does not exceed $10,000,000), (ii) otherwise change, or add to, such locations, or (iii) change their respective principal places of business or chief executive offices from the location identified on Schedule VI. Each Grantor will give the Collateral Agent at least ten (10) days prior written notice (or such shorter notice to which the Collateral Agent has consented in writing) of any new principal place of business or chief executive office or any new location for any of its Inventory, except for locations where the market value of Inventory stored or warehoused at any such new location does not exceed $2,000,000 and the aggregate market value of Inventory, stored or warehoused at all such new locations (together with all other locations not listed on Schedule VI) does not exceed $10,000,000 (such locations, “Excluded Locations”). With respect to any such new location (excluding Excluded Locations), such Grantor will execute such documents and take such actions as the Collateral Agent reasonably deems necessary to perfect and protect the Liens granted under the Collateral Documents and, if requested by the Collateral Agent, will use commercially reasonable efforts to obtain a Collateral Access Agreement for each such location.

(g) Receivables.

(i) The Grantors will deliver to the Collateral Agent promptly upon its request after the occurrence and during the continuation of an Event of Default duplicate invoices with respect to each Account bearing such language of assignment as the Collateral Agent shall specify.

(ii) Upon the request of the Collateral Agent, the Grantors shall take all steps reasonably necessary to grant the Collateral Agent “control” (within the meaning of set forth in Section 9-105 of the Uniform Commercial Code) of all electronic chattel paper in accordance with the Uniform Commercial Code. Unless an Event of Default has occurred and is continuing, the requirement in the preceding sentence shall not apply to electronic chattel paper to the extent that all amounts payable evidenced by such electronic chattel paper in which the Collateral Agent has not been vested “control” does not exceed $1,000,000 in the aggregate for all Grantors.

SECTION 3.04. Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Security Interest in the Collateral, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Collateral:

(a) Instruments. Upon the occurrence and during the continuation of an Event of Default, if any Grantor shall at any time hold or acquire any Instruments in excess of $1,000,000 individually, such Grantor shall promptly endorse, assign and deliver the same to the Collateral Agent, accompanied by such undated instruments of endorsement, transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably specify.

(b) Investment Property. Subject to the terms hereof, if any Grantor shall at any time hold or acquire any Certificated Securities, to the extent the same do not constitute Excluded Collateral, such Grantor shall promptly endorse, assign and deliver the same to the Collateral Agent, accompanied by such undated instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably specify. Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be attached hereto as Schedule II and made a part hereof and supplement any prior schedule so delivered; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities and shall not in and of itself result in any Default or Event of Default. Each certificate representing an interest in any limited liability company or limited partnership controlled by any Grantor and pledged under Section 3.01 shall be physically delivered to the Collateral Agent in accordance with the terms of the Credit Agreement and endorsed to the Collateral Agent or endorsed in blank.

(c) Security Interests in Property of Account Debtors. If at any time any Grantor shall take a security interest in any property of an Account Debtor or any other Person the value of which equals or exceeds $250,000 to secure payment of an Account, such Grantor shall promptly assign such security interest to the Collateral Agent for the benefit of the Secured Parties. Such assignment need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of and transferees from the Account Debtor or other Person granting the security interest.

(d) Letter-of-Credit Rights. If any Grantor is or becomes the beneficiary of a letter of credit having an individual face amount in an amount in excess of $250,000, the applicable Grantor shall promptly, and in any event within ten (10) Business Days after becoming a beneficiary, notify the Collateral Agent thereof and, if requested to do so by the Collateral Agent, use commercially reasonable efforts to cause the issuer and/or confirmation bank to (i) consent to the assignment of any Letter-of-Credit Rights to the Collateral Agent and (ii) agree to direct all payments thereunder to a Deposit Account of the Collateral Agent or subject to a Deposit Account Control Agreement, all in form and substance reasonably satisfactory to the Collateral Agent. Unless requested by the Collateral Agent following the occurrence and during the continuation of an Event of Default, the actions in the preceding sentence shall not be required to the extent that the amount of any such letter of credit, together with the aggregate amount of all other letters of credit for which the actions described above in clause (i) and (ii) have not been taken, does not exceed $1,000,000 in the aggregate for all Grantors.

SECTION 3.05. Voting Rights; Dividends and Interest, Etc. Unless and until an Event of Default shall have occurred and be continuing and, except in the case of a Bankruptcy Default, the Collateral Agent shall have given the Grantors prior written notice of its intent to exercise its rights under this Agreement:

(a) Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of the Pledged Collateral or any part thereof for any purpose consistent with the terms of this Agreement and the other Transaction Documents and applicable law and no notice of any such voting or exercise of any consensual rights and powers need be given to the Collateral Agent.

(b) The Collateral Agent shall promptly execute and deliver to each Grantor, or cause to be executed and delivered to each Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a) above.

(c) Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral to the extent and only to the extent that such dividends, interest, principal and other distributions are not prohibited by, and otherwise paid or distributed in accordance with, the terms and conditions of the Transaction Documents and applicable law; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Collateral shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall be held in trust for the benefit of the Collateral Agent and the Secured Parties and shall be delivered to the Collateral Agent in the same form as so received (with any necessary endorsement reasonably requested by the Collateral Agent) on or prior to the later to occur of (i) 30 days following the receipt thereof and (ii) the earlier of the date of the required delivery of the Pricing Certificate following the receipt of such items and the date which is 45 days after the end of the most recently ended fiscal quarter (or such longer period as to which the Collateral Agent may consent).

SECTION 3.06. Additional Covenants Regarding Patent, Trademark and Copyright Collateral.

(a) Except as could not reasonably be expected to have a Material Adverse Effect, each Grantor agrees that it will not do any act, or omit to do any act, whereby any Patent that is material to the conduct of such Grantor’s business may become invalidated or dedicated to the public, other than the expiration of such Patent at the end of its natural term, subject to such Grantor’s reasonable business judgment.

(b) Except as could not reasonably be expected to have a Material Adverse Effect, each Grantor (either itself or through its licensees or its sublicensees) will, for each registered Trademark that is material to the conduct of such Grantor’s business, use commercially reasonable efforts to maintain such Trademark registration in full force free from any legally binding determination of abandonment or invalidity of such Trademark registration due to nonuse, subject to such Grantor’s reasonable business judgment.

(c) Except to the extent failure to act could not reasonably be expected to have a Material Adverse Effect, and subject to each Grantor’s reasonable business judgment, each Grantor will take all reasonable and necessary steps that are consistent with the practice in any proceeding before the United States Patent and Trademark Office, and the United States Copyright Office, to maintain and pursue each material application relating to the Patents, Trademarks and/or Copyrights (and to obtain the relevant grant or registration) and to maintain each issued Patent and each registration of the Trademarks and Copyrights that is material to the conduct of any Grantor’s business, including timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if consistent with good business judgment, to initiate opposition, interference and cancellation proceedings against third parties.

(d) Each Grantor agrees that, should it obtain an ownership interest in any Intellectual Property (other than any Excluded Collateral) after the date hereof, to the extent that such Intellectual Property would be a part of the Collateral under the terms of this Agreement had it been owned by such Grantor as of the date hereof, (“After-Acquired Intellectual Property”), (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of Trademarks, the goodwill symbolized thereby shall automatically become part of the Collateral, subject to the terms and conditions of this Agreement. Within 90 days after the end of each calendar year (or such longer period as to which the Collateral Agent may consent), the relevant Grantor shall sign and deliver to the Collateral Agent an appropriate Intellectual Property Security Agreement with respect to all applicable United States federally registered (or application for United States federally registered) After-Acquired Intellectual Property owned by it as of the last day of applicable fiscal quarter, to the extent that such Intellectual Property becomes part of the Collateral and to the extent that it is not covered by any previous Intellectual Property Security Agreement so signed and delivered by it.

SECTION 3.07. Collateral Access Agreements.

If requested by the Collateral Agent, each Grantor shall use commercially reasonable efforts to obtain a Collateral Access Agreement, from the lessor of each leased property, mortgagee of owned property or bailee or consignee with respect to any warehouse, processor or converter facility or other location where Inventory are stored or located (except for such locations where the value of Inventory stored or located at any such location does not exceed $2,000,000 so long as the aggregate value of Inventory does not exceed $10,000,000 for all such locations).

SECTION 3.08. Deposit Account Control Agreements.

Each Grantor will provide to the Collateral Agent within 60 days of the Collateral Agent’s request (or such longer period as to which the Collateral Agent may consent), a Deposit Account Control Agreement duly executed on behalf of each financial institution holding a deposit account (other than an Excluded Deposit Account) of such Grantor as set forth in this Agreement.

ARTICLE IV

Remedies

SECTION 4.01. Pledged Collateral.

(a) Upon the occurrence and during the continuance of an Event of Default and with prior written notice to the Borrower, the Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Collateral Agent. Subject to the Term/Revolving Intercreditor Agreement and Section 4.06 with respect to the ABL Priority Collateral (as therein defined), upon the occurrence and during the continuance of an Event of Default and with prior written notice to the relevant Grantor, the Collateral Agent shall at all times have the right to exchange the certificates representing any Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

(b) Upon the occurrence and during the continuance of an Event of Default, all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (c) of Section 3.05 shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of Section 3.05 shall be held in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Grantor and shall be promptly delivered to the Collateral Agent upon written demand in the same form as so received (with any necessary endorsement or instrument of assignment). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 4.03. After all Events of Default have been cured or waived, the Collateral Agent shall promptly repay to each applicable Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (c) of Section 3.05 and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default, all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a) of Section 3.05, and the obligations of the Collateral Agent under paragraph (b) of Section 3.05, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided, however, that unless otherwise directed by the Required Lenders and Required Noteholders, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default and the provision of the notice referred to above to permit the Grantors to exercise such rights. To the extent the notice referred to in the first sentence of this paragraph (c) has been given, after all Events of Default have been cured or waived, each Grantor shall have the exclusive right to exercise the voting and/or consensual rights and powers that such Grantor would otherwise be entitled to exercise pursuant to the terms of paragraph (a) of Section 3.05, and the Collateral Agent shall again have the obligations under paragraph (b) of Section 3.05.

(d) Notwithstanding anything to the contrary contained in this Section 4.01, if a Bankruptcy Default shall have occurred and be continuing, the Collateral Agent shall not be required to give any notice referred to in Section 3.05 or this Section 4.01 in order to exercise any of its rights described in said Sections, and the suspension of the rights of each of the Grantors under said Sections shall be automatic upon the occurrence of such Bankruptcy Default.

SECTION 4.02. Uniform Commercial Code and Other Remedies. Upon the occurrence and during the continuance of an Event of Default, each Grantor agrees to deliver each item of Collateral to the Collateral Agent on written demand, and it is agreed that the Collateral Agent shall have the right to take any of or all the following actions at the same or different times: (a) with respect to any Collateral consisting of Intellectual Property, on written demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Collateral (provided that such assignment, transfer or conveyance of any Collateral consisting of Trademarks includes an assignment, transfer or conveyance of the goodwill associated with such Trademarks) by the applicable Grantor to the Collateral Agent, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine (other than in violation of any then-existing licensing arrangements), (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Collateral without breach of the peace, and subject to the terms of any related lease agreement, to enter any premises where the Collateral may be located for the purpose of taking possession of or removing the Collateral, and (c) generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code, whether or not the Uniform Commercial Code is in effect in the applicable jurisdiction, or other applicable law. Without limiting the generality of the foregoing, each Grantor agrees that the Collateral Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange upon such commercially reasonable terms and conditions as it may deem necessary, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate. The Collateral Agent shall be authorized at any such sale (if it deems it necessary to do so) to restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Collateral Agent shall give each applicable Grantor 10 days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by applicable law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by applicable law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations (other than contingent obligations) paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.

Until the Termination Date, each Grantor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated in writing by the Collateral Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose, upon the occurrence and during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. Upon the occurrence and during the continuance of an Event of Default, in the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required under the Credit Agreement or the Senior Secured Note Indenture or to pay any premium in whole or part relating thereto, the Collateral Agent may upon prior written notice to such Grantor, without waiving or releasing any obligation or liability of any Grantor hereunder or any Default or Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent deems necessary. All sums disbursed by the Collateral Agent in connection with this paragraph, including attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon written demand as provided in Section 9.05 of the Credit Agreement or any comparable provision of the Senior Secured Note Indenture or any Other Pari Passu Lien Obligations Agreement, by the Grantors to the Collateral Agent and shall be additional Obligations secured hereby.

SECTION 4.03. Application of Proceeds. If an Event of Default shall have occurred and be continuing the Collateral Agent shall apply the proceeds of any collection, sale, foreclosure or other realization upon any Collateral in accordance with the Term/Note Intercreditor Agreement or, (i) if the Loan Obligations have been paid in full (other than contingent obligations) but only one class of Note Obligations or Other Pari Passu Lien Obligations remains outstanding, in accordance with the Senior Secured Notes Indenture or applicable Other Pari Passu Lien Obligations Agreement, as applicable, or (ii) if the Note Obligations and Other Pari Passu Lien Obligations have been paid in full (other than contingent obligations) but the Loan Obligations remain outstanding, in accordance with the Section 2.17 of the Credit Agreement. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

SECTION 4.04. Grant of License to Use Intellectual Property. For the purpose of enabling the Collateral Agent to exercise its rights and remedies in this Article IV at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent (until the termination of this Agreement and subject to Section 7.14) an irrevocable nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors), subject in all respects to any Licenses to use, license or sublicense any of the Collateral consisting of know how, Patents, Copyrights and Trademarks, now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof. The use of such license by the Collateral Agent may be exercised, at the option of the Collateral Agent, only upon the occurrence and during the continuation of an Event of Default; provided, however, that any license or sublicense entered into by the Collateral Agent with a third party in accordance with this Section 4.04 shall be binding upon each Grantor notwithstanding any subsequent cure of an Event of Default, except to the extent that such license or sublicense would invalidate or render unenforceable any such Grantor’s Intellectual Property.

SECTION 4.05. Securities Act, Etc. In view of the position of the Grantors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the U.S. Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable “blue sky” or other state securities laws or similar laws analogous in purpose or effect. Each Grantor recognizes that to the extent such restrictions and limitations apply to any proposed sale of Pledged Collateral, the Collateral Agent may, with respect to any sale of such Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that to the extent such restrictions and limitations apply to any proposed sale of Pledged Collateral, the Collateral Agent, in its sole and absolute discretion (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws and (b) may approach and negotiate with a limited number of potential purchasers (including a single potential purchaser) to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Collateral Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a limited number of purchasers (or a single purchaser) were approached. The provisions of this Section 4.05 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.

ARTICLE V

Indemnity, Subrogation and Subordination

SECTION 5.01. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 5.03), the Borrower agrees that (a) in the event a payment shall be made by any Guarantor under this Agreement, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Guarantor shall be sold pursuant to this Agreement or any other Security Document to satisfy in whole or in part a claim of any Secured Party, the Borrower shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

SECTION 5.02. Contribution and Subrogation. Each Guarantor (a “Contributing Guarantor”) agrees (subject to Section 5.03) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Loan Obligation, or assets of any other Guarantor shall be sold pursuant to any Security Document to satisfy any Loan Obligation owed to any Loan Secured Party, and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Borrower as provided in Section 5.01, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to (i) the amount of such payment or (ii) the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 7.16, the date of the supplement hereto executed and delivered by such Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 5.02 shall be subrogated to the rights of such Claiming Guarantor under Section 5.01 to the extent of such payment.

SECTION 5.03. Subordination. Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Sections 5.01 and 5.02 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the Loan Obligations until the Termination Date; provided, that if any amount shall be paid to such Guarantors on account of such subrogation rights at any time prior to the Termination Date, such amount shall be held in trust for the benefit of the Loan Secured Parties and shall promptly be paid to the Collateral Agent to be credited and applied against the Loan Obligations, whether matured or unmatured, in accordance with Section 2.17 of the Credit Agreement. No failure on the part of the Borrower or any Guarantor to make the payments required by Sections 5.01 and 5.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of its obligations hereunder.

ARTICLE VI

Intentionally Deleted.

ARTICLE VII

Miscellaneous

SECTION 7.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement or after the Loan Obligations have been paid in full, in accordance with the Term/Note Intercreditor Agreement or, if only one class of Note Obligations or Other Pari Passu Lien Obligations remains outstanding, in accordance with the Senior Secured Notes Indenture or applicable Other Pari Passu Lien Obligations Agreement, as applicable. All communications and notices hereunder to any Subsidiary Guarantor shall be given to it in care of the Borrower as provided in Section 9.01 of the Credit Agreement.

SECTION 7.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Grantors herein or in any other Transaction Document shall be considered to have been relied upon by the Lenders, the Senior Secured Noteholders and the holders of Other Pari Passu Lien Obligations and shall survive the making by the Lenders of any Loans and the extension of credit or purchase by the Senior Secured Note Holders and holders of Other Pari Passu Lien Obligations, regardless of any investigation made by any Lender, any such Senior Secured Note Holder or any such holder of Other Pari Passu Lien Obligations on their behalf and notwithstanding that the Collateral Agent, any Lender or any such Senior Secured Note Holder may have had notice or actual knowledge of any Default at the time of the making of such Loans or such extension or purchase, as applicable, and shall continue in full force and effect until the Termination Date.

SECTION 7.03. Binding Effect; Several Agreement. This Agreement shall become effective when it shall have been executed by the Grantors and the Collateral Agent and when the Collateral Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto. This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.

SECTION 7.04. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 7.05. Collateral Agent’s Expenses; Indemnity.

(a) The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its reasonable out-of-pocket expenses incurred hereunder as provided in Section 9.05 of the Credit Agreement and any comparable provision of the Senior Secured Note Indenture and any Other Pari Passu Lien Obligations Agreement, as applicable.

(b) Without limitation of its indemnification obligations under the other Transaction Documents, each Grantor agrees to indemnify the Collateral Agent and the other Indemnitees as provided in Section 9.05 of the Credit Agreement and any comparable provision of the Senior Secured Note Indenture and any Other Pari Passu Lien Obligations Agreement, as applicable.

(c) Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Security Documents. The provisions of this Section 7.05 shall survive the Termination Date.

SECTION 7.06. Collateral Agent Appointed Attorney-in-Fact.

(a) Until the Termination Date, each Grantor hereby appoints the Collateral Agent as the attorney-in-fact of such Grantor for the purpose of, upon the occurrence and during the continuance of an Event of Default, carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Collateral Agent’s name or in the name of such Grantor (i) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof, (ii) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral, (iii) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral, (iv) to send verifications of Accounts to any Account Debtor, (v) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral, (vi) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral, (vii) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Collateral Agent, (viii) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral (provided that any sale, assignment or transfer of Collateral consisting of Trademarks includes a sale, assignment or transfer of the goodwill associated with such Trademarks), (ix) to apply the proceeds of any Obligations as provided in Article IV, (x) to exercise all of such Grantor’s rights and remedies with respect to the collection of the Receivables and any other Collateral, (xi) to prepare, file and sign such Grantor’s name on a proof of claim in bankruptcy or similar document against any Account Debtor of such Grantor, (xii) to prepare, file and sign such Grantor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables, (xiii) to change the address for delivery of mail addressed to such Grantor to such Address as the Collateral Agent may designate and to receive, open and dispose of all mail addressed to such Grantor and (ix) to do all other acts and things necessary to carry out the purposes of this Agreement in accordance with its terms, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided, however, that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Collateral Agent and the Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence, willful misconduct, fraud or bad faith. The foregoing powers of attorney being coupled with an interest, are irrevocable until the Security Interest shall have terminated in accordance with the terms hereof.

(b) All acts of said attorney or designee are hereby ratified and approved. The powers conferred on the Collateral Agent, for the benefit of the Collateral Agent and the other Secured Parties, under this Section 7.06 are solely to protect the Collateral Agent’s interests in the Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers.

(c) Following the occurrence and continuance of an Event of Default, the Collateral Agent may, in the Collateral Agent’s own name or in the name of a nominee of the Collateral Agent, communicate (by mail, telephone, facsimile or otherwise) with the Account Debtors of such Grantors, parties to contracts with the Grantors and obligors in respect of Instruments of the Grantors to verify with such Persons, to the Collateral Agent’s reasonable satisfaction, the existence, amount, terms of, and any other matter relating to, Accounts, Instruments, Chattel Paper, payment intangibles and/or other Receivables.

SECTION 7.07. Applicable Law. THIS AGREEMENT (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER TRANSACTION DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.08. Waivers; Amendment.

(a) No failure or delay by the Collateral Agent or any other Secured Party in exercising any right or power hereunder or under any other Transaction Document shall operate as a waiver hereof or thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent and the other Secured Parties hereunder and under the other Transaction Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of this Agreement or any other Transaction Document or consent to any departure by any Secured Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 7.08, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, neither the extension of the Term Loan Maturity Date nor the purchase of the Senior Secured Notes shall be construed as a waiver of any Default, regardless of whether the Collateral Agent or any other Secured Party may have had notice or knowledge of such Default at the time. Except as otherwise provided herein, no notice or demand on any Grantor in any case shall entitle any Grantor to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Grantors that are party thereto and are affected by such waiver, amendment or modification, subject to Section 9.08 of the Credit Agreement and any comparable provision of the Senior Secured Note Indenture and any Other Pari Passu Lien Obligations Agreement, as applicable. Notwithstanding the foregoing, (i) any Other Pari Passu Lien Obligations Agent, on behalf of itself and holders of Other Pari Passu Lien Obligations, may become party to this Agreement, without any further action by any other party hereto, upon execution and delivery by the Borrower and such Other Pari Passu Lien Obligations Agent of a properly completed joinder agreement hereto (which shall be in form and substance reasonably satisfactory to the Collateral Agent) and (ii) technical modifications may be made to this Agreement to facilitate the inclusion of Other Pari Passu Lien Obligations without any further action by any other party hereto to the extent such Other Pari Passu Lien Obligations are permitted to be incurred under the Loan Documents and the Senior Secured Note Documents.

SECTION 7.09. WAIVER OF JURY TRIAL. EACH PARTY HERETO (AND EACH OTHER SECURED PARTY BY ITS ACCEPTANCE OF THE BENEFITS HEREOF) HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.09.

SECTION 7.10. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Transaction Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.11. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 7.03. Delivery of an executed signature page to this Agreement by facsimile, PDF or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 7.12. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 7.13. Jurisdiction; Consent to Service of Process.

(a) Each of the parties hereto and the Secured Parties, by their acceptance of the benefits of this Agreement, hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America, sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Transaction Documents, or for recognition or enforcement of any judgment, and each of the parties hereto and the Secured Parties, by their acceptance of the benefits of this Agreement hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto and the Secured Parties, by their acceptance of the benefits of this Agreement agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or the other Transaction Documents against any Grantor or its properties in the courts of any jurisdiction.

(b) Each of the parties hereto and the Secured Parties, by their acceptance of the benefits of this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Transaction Documents in any New York State or Federal court. Each of the parties hereto and the Secured Parties, by their acceptance of the benefits of this Agreement hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party hereto and the Secured Parties, by their acceptance of the benefits of this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 7.14. Termination or Release.

(a) This Agreement, the Guarantees made herein, the Security Interest, the pledge of the Pledged Collateral and all other security interests granted hereby (including, without limitation, the licenses granted by the Grantors and the Collateral Agent pursuant to Section 4.04) shall automatically terminate on the Termination Date. The Security Interest in the Collateral securing the applicable Note Obligations shall also be released on the terms set forth in the Senior Secured Note Indenture or the applicable Other Pari Passu Lien Obligations Agreement, as applicable.

(b) Any Guarantor shall automatically be released from its obligations hereunder and the Security Interests created hereunder in the Collateral of such Guarantor shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement and the Senior Secured Note Indenture as a result of which such Guarantor ceases to be a Guarantor under Section 2.01 and a guarantor of the Note Obligations.

(c) Upon any sale or other transfer by any Grantor of any Collateral that is permitted under the Credit Agreement, the Senior Secured Note Indenture and each Other Pari Passu Lien Obligations Agreement to any person that is not a Grantor, or, upon the effectiveness of any written consent to the release of the Security Interest granted hereby in any Collateral pursuant to Section 4.08 of the Term/Note Intercreditor Agreement or, (i) if the Loan Obligations have been paid in full (other than contingent obligations) but only one class of Note Obligations or Other Pari Passu Lien Obligations remains outstanding, in accordance with the Senior Secured Notes Indenture or applicable Other Pari Passu Lien Obligations Agreement, as applicable, or (ii) if the Note Obligations and the Other Pari Passu Lien Obligations have been paid in full (other than contingent obligations) but the Loan Obligations remain outstanding, in accordance with the Section 9.08 of the Credit Agreement, the Security Interest in such Collateral shall be automatically released, and the licenses granted by the Grantors and the Collateral Agent pursuant to Section 4.04 shall be automatically terminated.

(d) In connection with any termination or release pursuant to paragraph (a), (b) or (c) above, the Collateral Agent shall promptly execute and deliver to any Grantor, at such Grantor’s expense, all Uniform Commercial Code termination statements and similar documents that such Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 7.14 shall be without recourse to or representation or warranty by the Collateral Agent (other than any representation and warranty that the Collateral Agent has the authority to execute and deliver such documents) or any Secured Party. Without limiting the provisions of Section 7.05, the Borrower shall reimburse the Collateral Agent upon written demand for all reasonable out-of-pocket costs and expenses, including the fees, charges and expenses of counsel, incurred by it in connection with any action contemplated by this Section 7.14 as provided in Section 9.05 of the Credit Agreement and any comparable provision of the Senior Secured Note Indenture and any Other Pari Passu Lien Obligations Agreement, as applicable.

(e) At any time that the respective Grantor desires that the Collateral Agent take any action described in preceding paragraph (d) above, it shall, upon the reasonable request of the Collateral Agent, deliver to the Collateral Agent an officer’s certificate certifying that the release of the respective Collateral is permitted pursuant to paragraph (a), (b) or (c). The Collateral Agent shall have no liability whatsoever to any Secured Party as the result of any release of Collateral by it as permitted (or which the Collateral Agent in good faith believes to be permitted) by this Section 7.14.

SECTION 7.15. [RESERVED]

SECTION 7.16. Additional Subsidiaries. Pursuant to Section 5.09 of the Credit Agreement and any comparable provision of the Senior Secured Note Indenture and any Other Pari Passu Lien Obligations Agreement, as applicable, each wholly owned Restricted Subsidiary (other than a Foreign Subsidiary, an Excluded Subsidiary, or a Domestic Subsidiary that is a disregarded entity for United States federal income tax purposes owned by a non-disregarded non-United States entity) that was not in existence or not a subsidiary on the date hereof is required to enter into this Agreement as a Subsidiary Guarantor and a Grantor upon becoming such a subsidiary. Upon execution and delivery by the Collateral Agent and such subsidiary of a supplement in the form of Exhibit A hereto, such subsidiary shall become a Subsidiary Guarantor and a Grantor hereunder with the same force and effect as if originally named as a Subsidiary Guarantor and a Grantor herein. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 7.17. Security Interest and Obligations Absolute. Subject to Section 7.14 hereof, all rights of the Collateral Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, the Senior Secured Note Indenture, any other Transaction Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, the Senior Secured Note Indenture, any other Transaction Document, or any other agreement or instrument (so long as the same are made in accordance with the terms of Section 9.08 of the Credit Agreement and any comparable provision of the Senior Secured Note Indenture and any Other Pari Passu Lien Obligations Agreement, as applicable), (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Obligations or this Agreement other than payment of the Obligations (other than contingent obligations), in full.

SECTION 7.18. Effectiveness of Merger. Upon the consummation of the Merger, the Borrower shall succeed to all the rights and obligations of Merger Sub under this Agreement, without any further action by any Person.

SECTION 7.19. Term/Note Intercreditor Agreement. The provisions of this Agreement shall be subject to the provisions of the Term/Note Intercreditor Agreement. In the event of any conflict between this Agreement and the Term/Note Intercreditor Agreement, the provisions of the Term/Note Intercreditor Agreement shall control and govern.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

CDW CORPORATION

By:	/s/ Robert J. Welyki
	Name:	Robert J. Welyki
	Title:	Vice President, Treasurer and Assistant Secretary

CDW LLC

By:	/s/ Robert J. Welyki
	Name:	Robert J. Welyki
	Title:	Vice President, Treasurer and Assistant Secretary

SIGNATURE PAGE TO GUARANTEE AND COLLATERAL AGREEMENT

CDW DIRECT, LLC

By:	/s/ Robert J. Welyki
	Name:	Robert J. Welyki
	Title:	Vice President, Treasurer and Assistant Secretary

CDW GOVERNMENT, LLC

By:	/s/ Robert J. Welyki
	Name:	Robert J. Welyki
	Title:	Vice President, Treasurer and Assistant Secretary

CDW LOGISTICS, INC.

By:	/s/ Robert J. Welyki
	Name:	Robert J. Welyki
	Title:	Vice President, Treasurer and Assistant Secretary

CDW TECHNOLOGIES, INC.

By:	/s/ Robert J. Welyki
	Name:	Robert J. Welyki
	Title:	Vice President, Treasurer and Assistant Secretary

SIGNATURE PAGE TO GUARANTEE AND COLLATERAL AGREEMENT

MORGAN STANLEY & CO. INCORPORATED., as Collateral Agent

By:	/s/ Stephen B. King
	Name:	Stephen B. King
	Title:	Executive Director

SIGNATURE PAGE TO GUARANTEE AND COLLATERAL AGREEMENT